As filed with the Securities and Exchange Commission on November 21, 2025

Registration No. 333-256655

Registration No. 333-286228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256655

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-286228

UNDER

THE SECURITIES ACT OF 1933

LAVA THERAPEUTICS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	82-2745484
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Yalelaan 62 Utrecht, The Netherlands	3584
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Plan (2018)

U.S. Stock Option Plan (2020)

Long-Term Incentive Plan (2021)

2021 Employee Stock Purchase Plan

(Full title of the plan)

Stephen Hurly

Chief Executive Officer

LAVA Therapeutics N.V.

Yalelaan 60

3584 CM Utrecht, the Netherlands

+31 85 016 3100

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ”“smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements on Form S-8 filed by LAVA Therapeutics N.V. (the “Company”), including all previous post-effective amendments thereto (collectively, the “Registration Statements”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration statement on Form S-8 (File No. 333-256655), filed with the SEC on May 28, 2021, registering 5,088,257 common shares, par value €0.12 per share, of the Company (“Common Shares”) in connection with the Company’s Stock Option Plan (2018) (the “2018 Plan”), the Company’s U.S. Stock Option Plan (2020) (the “2020 Plan”), the Company’s Long-Term Incentive Plan (2021) (the “2021 LTIP”) or the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

•	Registration statement on Form S-8 (File No. 333-286228), filed with the SEC on March 28, 2025, registering additional 5,232,950 Common Shares in connection with the 2021 LTIP and the 2021 ESPP.

On August 3, 2025, LAVA Therapeutics N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with XOMA Royalty Corporation, a Nevada corporation (“Buyer”), as amended by that certain Amendment to the Purchase Agreement dated October 17, 2025 (the “Amendment”), to purchase all of the issued and outstanding common shares, par value €0.12 per share, of the Company (“Shares”) at a purchase price of $1.04 per Share plus (ii) one contingent value right (“CVR”) per Share, which shall represent the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined and further described below), payable subject to any applicable tax withholding and without interest (together with the Cash Amount, the “Offer Consideration”), all upon the terms and subject to the conditions as set forth in the Amended and Restated Offer to Purchase, dated October 17, 2025 (as may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal,” together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time, the “Offer”).

The Offer, as extended, expired one minute after 11:59 p.m. Eastern Time on November 12, 2025 (the “Expiration Time”), at which time all conditions to the Offer were satisfied or waived. Broadridge Corporate Issuer Solutions, LLC, the depositary for the Offer (the “Depositary”), advised Buyer that, as of the Expiration Time, 22,877,463 Shares, representing approximately 87% of the issued and outstanding Shares, were validly tendered pursuant to the Offer and not properly withdrawn. The number of Shares tendered satisfied the Minimum Condition for the Offer. On November 13, 2025, Buyer accepted for payment all such Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Time and promptly thereafter paid (by delivery of funds to the Depositary) (the “Closing”) for all such Shares.

Following the Expiration Time, in accordance with the Purchase Agreement, Buyer commenced a subsequent offering period (the “Subsequent Offering Period”) in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 13, 2025. Shares validly tendered during the Subsequent Offering Period were immediately accepted and promptly paid for by Buyer pursuant to the terms of the Offer. The Subsequent Offering Period expired one minute after 11:59 p.m. Eastern Time on November 20, 2025. The Depositary informed Buyer that, as of the expiration of the Subsequent Offering Period, 23,956,708 Shares, collectively representing approximately 91.1% of the issued and outstanding Shares, were validly tendered pursuant to the Offer or during the Subsequent Offering Period.

Effective November 20, 2025, all offerings of the Company’s securities pursuant to the Registration Statements have been terminated by the Company. This post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Utrecht, the Netherlands, on November 21, 2025.

LAVA THERAPEUTICS N.V.

By:	/s/ Stephen Hurly
Name:	Stephen Hurly
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.